Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND YEAR END RESULTS FOR 2020;
DECLARES ANNUAL DIVIDEND

ATLANTA, Georgia, March 23, 2021 - Atlantic American Corporation (Nasdaq- AAME) today reported net income for the three month period ended December 31, 2020 of $11.8 million, or $0.54 per diluted share, as compared to net income of $1.3 million, or $0.06 per diluted share, for the comparable period in 2019.  For the year ended December 31, 2020, the Company reported net income of $12.2 million, or $0.56 per diluted share, as compared to net loss of $0.4 million, or $0.04 per diluted share, for the comparable period in 2019.  The increase in net income during the fourth quarter of 2020 was primarily due to a $7.0 million increase in realized gains coupled with a $5.1 million decrease in insurance benefits and losses incurred for the fourth quarter of 2020 as compared to the comparable quarter of 2019.  The increase in net income for the year ended December 31, 2020 was primarily due to a $19.3 million decrease in insurance benefits and losses incurred and a $5.8 million increase in realized gains, somewhat offset by a decrease of $8.9 million of net unrealized gains and losses on equity securities during the year ended December 31, 2020 as compared to the comparable period in 2019.  Changes in unrealized gains and losses on equity securities for the applicable periods are primarily the result of fluctuations in the market values of the Company’s equity investments.

Operating income (as defined below) increased to $3.6 million in the three month period ended December 31, 2020 as compared to a $1.8 million operating loss for the three month period ended December 31, 2019.  For the year ended December 31, 2020, operating income increased to $11.5 million over an operating loss of $7.5 million for the comparable period in 2019.  The increase in operating income for the three and twelve month periods was primarily due to improved loss experience in the Company’s life and health operations, resulting from a significant decrease in the number of incurred claims and improved rate adequacy within the Medicare supplement line of business.  The decrease in the number of incurred claims was primarily attributable to lower utilization of medical services by our policyholders as a result of the COVID-19 pandemic.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “We are exceptionally encouraged by the strong operating results reported by our family of insurance companies.  Despite the many uncertainties we were faced with in 2020 due to the COVID-19 pandemic and many of our employees shifting to a work-from-home environment, we overcame the challenges and have recently resumed in-person operations for the majority of our staff.  Our insurance subsidiaries reported record financial results and we are excited about the prospects for this upcoming year.  In recognition of an outstanding earnings report and our commitment to delivering value to our shareholders, we are pleased to announce our Board’s decision to reinstate the Company’s annual dividend in the amount of $0.02 per share, which is payable on April 27, 2021 to shareholders of record on April 13, 2021.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense, which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; In thousands, except per share data)	2020	2019	2020	2019
Insurance premiums
Life and health	$29,656	$31,024	$121,167	$123,245
Property and casualty	16,856	15,645	62,372	58,680
Insurance premiums, net	46,512	46,669	183,539	181,925

Net investment income	2,027	2,145	7,744	8,979
Realized investment gains, net	6,988	9	7,420	1,574
Unrealized gains (losses) on equity securities, net	4,400	3,415	(3,431)	5,511
Other income	5	51	76	190

Total revenue	59,932	52,289	195,348	198,179

Insurance benefits and losses incurred
Life and health	19,345	23,853	80,537	99,684
Property and casualty	10,653	11,195	39,339	39,541
Commissions and underwriting expenses	12,129	11,482	46,811	45,477
Interest expense	357	506	1,610	2,130
Other expense	2,432	3,612	11,548	11,754

Total benefits and expenses	44,916	50,648	179,845	198,586

Income (loss) before income taxes	15,016	1,641	15,503	(407)
Income tax expense (benefit)	3,168	371	3,334	(21)

Net income (loss)	$11,848	$1,270	$12,169	$(386)

Earnings (loss) per common share (basic)	$0.58	$0.06	$0.58	$(0.04)
Earnings (loss) per common share (diluted)	$0.54	$0.06	$0.56	$(0.04)

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$11,848	$1,270	$12,169	$(386)
Income tax expense (benefit)	3,168	371	3,334	(21)
Realized investment gains, net	(6,988)	(9)	(7,420)	(1,574)
Unrealized (gains) losses on equity securities, net	(4,400)	(3,415)	3,431	(5,511)

Non-GAAP Operating income (loss)	$3,628	$(1,783)	$11,514	$(7,492)

	December 31,	December 31,
Selected Balance Sheet Data	2020	2019

Total cash and investments	$298,630	$281,530
Insurance subsidiaries	292,478	274,730
Parent and other	6,152	6,800
Total assets	405,187	377,626
Insurance reserves and policyholder funds	198,676	201,906
Debt	33,738	33,738
Total shareholders' equity	145,060	118,394
Book value per common share	6.84	5.51
Statutory capital and surplus
Life and health	42,326	35,546
Property and casualty	50,194	45,827